Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Signs Agreement with Dingess-Rum to
Exchange Units for Properties in West Virginia
•	NRP will acquire approximately 92 million tons of coal reserves in WV

•	NRP will acquire the surface and timber on approximately 33,700 acres

•	NRP will issue 2.4 million units to Dingess-Rum
HOUSTON, December 19, 2006 – Natural Resource Partners L.P. (NYSE: NRP and NYSE: NSP), together with Dingess-Rum Properties, Inc. announced today that Natural Resource Partners has signed an agreement to acquire approximately 92 million tons of coal and 33,700 acres of surface and timber from Dingess-Rum in exchange for 2.4 million common units of NRP. The transaction is expected to close in January and is subject to customary closing conditions, including the approval of the shareholders of Dingess-Rum.
The properties are located in Logan, Clay and Nicholas Counties in West Virginia. The Logan county properties are strategically located near NRP’s recently announced D.D. Shepard acquisition and the partnership’s Pinnacle reserves. The Logan County reserves are currently being mined by Massey Energy and Magnum Coal. The Clay and Nicholas reserves are adjacent to other NRP property and will be developed in the future. Over 30% of these reserves are high quality metallurgical coal.
This transaction will be immediately accretive and NRP anticipates that 2007 net cash flows from the properties will be nearly $19 million, based on approximately 5.5 million tons of production that will increase over time as new properties are brought on stream. Net cash flows will be generated from coal royalty revenue, overriding royalties, wheelage, timber and stone. There will also be some additional general and administrative expenses associated with the transaction.
“When we went public we anticipated that NRP would be a tax-advantaged vehicle for privately owned land companies to diversify their holdings, add flexibility, provide liquidity, and assure a cash flow stream for their owners. Dingess-Rum has elected to do just that by agreeing to contribute its royalty generating assets to NRP in exchange for units in our partnership. We look forward to having them as partners. They have a history of over 100 years as a responsible, highly respected land holding company. We

NRP Acquires Coal Properties from Dingess-Rum	Page 2 of 3
are honored that they have selected us to carry on their tradition,” said Nick Carter, President and Chief Operating Officer.
Hornor Davis, President and CEO of Dingess-Rum, said today, “Our company, founded in 1903, is enthusiastic about this historic decision and investment in NRP. This culminates a thorough process of considering strategic alternatives for the second century of Dingess-Rum.” Davis, a fifteen year employee and the great grandson of the first company President, emphasized, “The values of NRP are representative of the shareholders’ and employees’ longstanding stewardship of these assets and dedication to economic development of West Virginia. I am especially pleased that NRP’s operations are headquartered in Huntington, WV and that NRP has offered employment to all Dingess-Rum employees in Logan County. Dingess-Rum expects to be a long term investor in NRP and looks forward to a prosperous future for its company, its former employees, and the community.”
“Dingess-Rum has a talented group of people in their Logan County office that have managed these properties for many years. In conjunction with this acquisition, we are pleased to announce that Greg Wooten, a twenty-five year employee with Dingess-Rum, has accepted a position with NRP and we hope that his whole team in Logan will also join us. Greg and his team will be responsible for managing these properties as well as some of our other properties,” said Mr. Carter.
Dingess-Rum, a private West Virginia company with offices in Charleston, continues to hold various investments including mineral properties in southern West Virginia. Dingess-Rum was advised in the strategic planning and NRP transaction by Bovaro Partners, LLC with offices in Baltimore and New York City.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operation’s headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated reserves, net cash flows, as well as the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in

NRP Acquires Coal Properties from Dingess-Rum	Page 3 of 3
demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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